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NationsBank Corporation and Subsidiaries                                                                               Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
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(Dollars in Millions)

                                                                                         Year Ended December 31
                                                       -----------------------------------------------------------------------------

                                                                  1997          1996            1995            1994           1993
                                                       -----------------------------------------------------------------------------

Excluding Interest on Deposits
-----------------------------------------------------

Income before taxes ................................             $ 5,230      $ 4,536         $ 3,810         $ 3,293       $ 2,619

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ...................                   -            2              (7)             (3)           (5)

Fixed charges:
     Interest expense (including
       capitalized interest) .......................               5,060        4,342           4,706           3,056         1,512
     Amortization of debt discount and
       appropriate issuance costs ..................                  19           20              12               8             6
     1/3 of net rent expense .......................                 180          157             155             141           129
                                                       -----------------------------------------------------------------------------
        Total fixed charges ........................               5,259        4,519           4,873           3,205         1,647

Preferred dividend requirements ....................                  17           25              37              43            43

Earnings (excluding capitalized interest) ..........            $ 10,489      $ 9,057         $ 8,676         $ 6,495       $ 4,261
                                                       =============================================================================

Fixed charges ......................................             $ 5,276      $ 4,544         $ 4,910         $ 3,248       $ 1,690
                                                       =============================================================================

Ratio of Earnings to Fixed Charges .................                1.99         1.99            1.77            2.00          2.52



Including Interest on Deposits
-----------------------------------------------------

Income before taxes ................................             $ 5,230      $ 4,536         $ 3,810         $ 3,293       $ 2,619

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ...................                   -            2              (7)             (3)           (5)

Fixed charges:
Interest expense (including
  capitalized interest) ............................               9,951        8,588           8,980           6,231         4,450
Amortization of debt discount and
  appropriate issuance costs .......................                  19           20              12               8             6
1/3 of net rent expense ............................                 180          157             155             141           129
                                                       -----------------------------------------------------------------------------
        Total fixed charges ........................              10,150        8,765           9,147           6,380         4,585

Preferred dividend requirements ....................                  17           25              37              43            43

Earnings (excluding capitalized interest) ..........            $ 15,380     $ 13,303        $ 12,950         $ 9,670       $ 7,199
                                                       =============================================================================

Fixed charges ......................................            $ 10,167      $ 8,790         $ 9,184         $ 6,423       $ 4,628
                                                       =============================================================================

Ratio of Earnings to Fixed Charges .................                1.51         1.51            1.41            1.51          1.56

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